As filed with the U.S. Securities and Exchange Commission on March 31, 2026.

Registration No. 333-171625

Registration No. 333-205708

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION
STATEMENT (333-171625)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION
STATEMENT (333-205708)

UNDER

THE SECURITIES ACT OF 1933

Oncolytics Biotech Inc.

(Exact name of registrant as specified in its charter)

Nevada	98-0541667
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4350 Executive Drive, Suite 325

San Diego, California 92121

(Address of principal executive offices) (Zip Code)

Amended and Restated Stock Option Plan

Amended and Restated Incentive Share Award Plan

(Full title of the plans)

Jared Kelly

Chief Executive Officer

4350 Executive Drive, Suite 325

San Diego, California 92121

(403) 670-7377

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Christopher J. Clark, Esq.

Latham & Watkins LLP

555 Eleventh Street N.W., Suite 1000

Washington, D.C. 20004

(202) 637-2200

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) and are being filed to deregister all securities that were registered for issuance on the Registration Statements and remain unsold thereunder:

•	Registration Statement on Form S-8 (File No. 333-171625) filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 10, 2011; and

•	Registration Statement on Form S-8 (File No. 333-205708) filed with the SEC on July 17, 2015.

On March 17, 2026, the Company completed the first step of its previously announced two-step redomestication by changing its jurisdiction of incorporation from the Province of Alberta, Canada, to the Province of British Columbia, Canada (the “Continuance”), pursuant to a “continuance” effected in accordance with Section 189 of the Business Corporations Act (Alberta) and a “continuation” in accordance with Section 303 of the Business Corporations Act (British Columbia) (the “BCBCA”). On March 31, 2026, the Company completed the second step of its redomestication by changing its jurisdiction of incorporation from the Province of British Columbia, Canada, to the State of Nevada in the United States pursuant to a “continuation out” effected in accordance with Section 308 of the BCBCA and a “domestication” under Nevada Revised Statutes 92A.270 (the “Domestication”).

Upon effectiveness of the Continuance, each outstanding common share, no par value per share, of the Company (an Alberta corporation) at the time of the Continuance remained issued and outstanding as a common share, no par value per share, of the Company (a British Columbia corporation). Upon effectiveness of the Domestication, each outstanding common share of the Company (a British Columbia corporation) at the time of the Domestication automatically became one outstanding share of common stock, par value $0.001 per share, of the Company (a Nevada corporation) (the “Common Stock”). The Common Stock continues to be listed for trading on The Nasdaq Stock Market, LLC under the symbol “ONCY.”

In connection with the Domestication, the Company adopted the Oncolytics Biotech Inc. 2026 Incentive Award Plan and terminated all offers and sales of its securities registered for issuance on the Registration Statements that remained unsold thereunder as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these post-effective amendments and has duly caused these post-effective amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 31st, 2026.

ONCOLYTICS BIOTECH INC.

By:	/s/ Jared Kelly
Jared Kelly
Chief Executive Officer

No other person is required to sign these post-effective amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.